Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board
voxeljet AG:

We consent to the incorporation by reference in this registration statement on Form S-8 of voxeljet AG of our report dated March 30, 2017, with respect to the consolidated statements of financial position of voxeljet AG as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 20-F of voxeljet AG.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany
Apri121, 2017